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                                                                      Exhibit 11

                           MUTUAL RISK MANAGEMENT LTD.
                        COMPUTATION OF EARNINGS PER SHARE
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
                                                           Quarter Ended                    Nine Months Ended
                                                           September 30,                      September 30,
                                                      1996              1995              1996            1995
                                                           (in thousands except share and per share amounts)
Net income available to common shareholders             $9,433            $7,696          $27,565          $22,757
                                                        ======            ======          =======          =======
Weighted Average Common Shares
     Common shares outstanding                      18,248,477        17,744,501       18,123,989       17,699,345
                                                    ----------        ----------       ----------       ----------
Common share equivalents associated with
   options and Redeemable Common Shares:
         Options                                     1,647,691         1,552,536        1,647,691        1,552,536
         Redeemable Common Shares                      468,584           468,584          468,584          468,584
                                                    ----------        ----------       ----------       ----------
                                                     2,116,275         2,021,120        2,116,275        2,021,120
Common Shares purchased with
   proceeds from options exercised                  (1,244,709)       (1,078,211)      (1,137,611)      (1,217,904)
                                                    ----------        ----------       ----------       ----------
                                                       871,566           942,909          978,664          803,216
                                                    ----------        ----------       ----------       ----------

Total Weighted Average Common Shares                19,120,043        18,687,410       19,102,653       18,502,561
                                                    ==========        ==========       ==========       ==========

Earnings Per Common Share:
Net income available to common shareholders              $0.49            $0.41             $1.44           $1.23
                                                         =====            =====             =====           =====
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